SECOND SUPPLEMENTAL AGREEMENT


                SECOND SUPPLEMENTAL AGREEMENT ("Agreement") made as of October ____ , 1996 between CHRYSLER PROPERTIES INC, a California corporation having an office at 405 Lexington Avenue, New York New York 10174 ("Landlord") and MERIT BEHAVIORAL CARE CORPORATION, a Delaware corporation having an office at One Maynard Drive Park Ridge, New Jersey 07656 ("Tenant").

                            W I T N E S S E T H

                WHEREAS:

                A. Landlord and Tenant heretofore entered into a certain lease dated as of August 14, 1991 and a First Supplemental Agreement dated May 31, 1996 ("Lease") with respect to the entire 5th floor and the entire 6th floor as more particularly described in the Lease ("Demised Premises") in the building known as The Kent Building, 666 Third Avenue, New York, New York 10017 ("Building"); and

                B. The parties hereto desire to modify the Lease to provide for, among other things, an addition to the Demised Premises on the terms and conditions hereinafter set forth.
                NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

                1. All terms contained in this Agreement, unless otherwise defined herein, shall, for the purposes hereof, have the same meaning ascribed to them in the Lease.

                2. All of the terms, covenants and provisions of this Agreement shall be effective October 1, 1996 ("Effective Date").

                3. Section 1.2 of the Lease is hereby modified to provide that the Demised Premises shall include the following additional space in the building known as the Chrysler Building, 405 Lexington Avenue, New York, New York 10174 ("Chrysler Building"):

                A portion of the 47th floor containing approximately four thousand four hundred (4,400) square feet, substantially as shown hatched on the floor plan annexed hereto as Exhibit "A" ("Second Added Space").

                Tenant acknowledges that Tenant has examined the Second Added Space and accepts the Second Added Space "as is", in the condition and state of repair existing on the date hereof subject to normal wear and tear. Tenant acknowledges that no work is to be performed, or materials supplied by Landlord in connection therewith, except for (i) the "Tenant's Second Construction Work" as hereinafter defined) and (ii) that Landlord shall provide to Tenant an ACP-5 form for filing with respect to the Tenant's Construction Work to the Second Added Space.

                4. Section 1.4 (a) of the Lease is hereby modified to provide that the annual fixed rent payable for the Second Added Space pursuant to the Lease shall be as follows:

                      a) for the period October 1, 1996 through October 31, 2002, one hundred twenty five thousand four hundred dollars and no cents ($125,400.00) per annum; and

                      b) for the period from November 1, 2002 through the Expiration Date, one hundred thirty eight thousand six hundred dollars and no cents ($138,600.00) per annum.

                5. Article 5 of the Lease is hereby modified to provide the following with respect to the Second Added Space only:

                a) Tenant's  Proportionate  Share as set forth in subsection
                5.1 (c) shall mean .00469.

                b) the following shall be added as subsection 5.1 (d); "Area of the Premises" shall mean the rentable square foot area of the Demised Premises (which the parties have agreed, for the purposes of this Article 5 shall be 4,400 rentable squre feet).

                c) the following shall be added as subsection 5.1 (h); "Hourly Wage Rate" as respects any Operation Year shall mean

                (A) as to porters, the minimum hourly wage rate prescribed to be paid to porters appropriately by applicable labor agreements and computed on an hourly basis, in major office buildings (hereinafter called "Class A Office Buildings") and in effect as of January 1 in such Operation Year (or if such rate shall be subject to change during an Operation Year then the average thereof for such Operation Year as reasonably estimated or calculated by Landlord) pursuant to an agreement between the Realty Advisory Board on Labor Relations, Incorporated (or any successor thereto) and Local 32B of the Service Employees International Union, AFL-CIO (or any successor thereto) covering the wage rates of porters in Class A Office Buildings, and

               (B) as to female cleaners, the minimum hourly wage prescribed to be paid to female cleaners by applicable labor agreements and computed on an hourly basis, in Class A Office Buildings and in effect as of January 1 in such Operation Year (or if such rate shall be subject to change during an Operation Year then the average thereof for such Operation Year as reasonably estimated or calculated by Landlord) pursuant to an agreement between said Board (or any successor thereto) and Local 32J of said Union (or any successor thereto) covering the wage rates of female cleaners in Class A Office Buildings;

                      which said minimum  hourly wage rates shall be computed on the basis of the total weekly amount required to be paid to said porters and female cleaners in the Building for regular work weeks with respect to porters and with respect to female cleaners (exclusive of any overtime or premium pay work in such regular work weeks). Such total weekly amounts shall be exclusive of all payments or benefits of every nature and kind (including those required to be paid by the employer directly to the taxing authorities or others on account of the employment) such as, but without limiting the generality of the foregoing, social security, unemployment and all other similar taxes, holiday and vacation pay, incentive pay, accident, health and welfare insurance programs, pension plans, guarantee pay plans and supplemental unemployment benefit programs, and fringe benefits, payments, plans or programs of a similar or dissimilar nature, irrespective of whether they may be required or provided for in any applicable law or regulation or otherwise. If there is no such agreement in effect as of any such January 1 by which the Hourly Wage Rate for porters or for female cleaners is determinable, computations and payments shall thereupon be made upon the basis of the Hourly Wage Rate being paid by Landlord or by the contractor performing the cleaning services for Landlord on such January 1 for said porters or female cleaners, as the case may be, and appropriate retroactive adjustment shall thereafter be made when the Hourly Wage Rate paid on such January 1 pursuant to such agreement for porters or for female cleaners is finally determined and provided further that if as of the last day of such Operation Year no such agreement covering the January 1 occurring in such Operation Year shall have been in effect, the Hourly Wage Rate paid by Landlord or by the contractor performing the cleaning services for Landlord on such January 1 for said porters and female cleaners, as the case may be, shall be for all purposes hereof deemed to be such Hourly Wage Rate prescribed by such an agreement and in effect as of such January 1. As used herein, the term "porters" shall mean that classification of employee engaged in the general maintenance and operation of office buildings most nearly comparable to that classification now applicable to porters in the current agreement with said Local 32B (which classification is presently termed "others" in said agreement).

                      d) the  following  shall be added as  subsection  5.1 (i);
               "Labor Rate" for any Operation Year shall mean the sum of the Hourly Wage Rate for the category of employees defined in the contract above as "others".

                      e) the  following  shall be added  as  subsection  5.1
               (j); "Base Labor Rate" shall mean the Labor Rate in effect on December 31, 1997.

                      f) the  following  shall be added as  subsection  5.1 (l);
               "Ground Rent" shall mean any ground rent payable by Landlord pursuant to any ground lease or ground leases or modification thereof affecting the Land and/or the Chrysler Building.

                      g) the  following  shall be added  as  subsection  5.1
               (m);  "Ground  Rent Base Year" shall mean the  calendar  year
               1997.

               5.2. If the Real Estate Taxes for any Tax Year shall be greater than the Real Estate Tax Base, then Tenant shall pay to Landlord as additional rent for such Tax Year, an amount equal to the Tenant's Proportionate Share of such excess. Tenant hereby acknowledges that Landlord is obligated to make a tax equivalent payment or payments in lieu of Real Estate Taxes pursuant to an existing ground lease affecting the Land and/or Chrysler Building (or any modifications or amendments thereof) or new ground lease(s). Tenant shall make payment of additional rent on account of Real Estate Taxes pursuant to this Section 5.2, notwithstanding the amount or amounts Landlord pays or is obligated to pay pursuant to the aforesaid ground lease or ground leases except that if the tax equivalent payment or payments in lieu of Real Estate Taxes for any Tax Year shall exceed the Real Estate Taxes for such Tax Year such payment or payments shall be deemed to be Real Estate Taxes for the purpose of determining any excess thereof over the Real Estate Tax Base pursuant to this
               Section 5.2.

               5.3. If the Labor Rate for any Operation Year shall be greater (resulting in an excess) than the Base Labor Rate, then Tenant shall pay to Landlord as additional rent for such Operation Year an amount equal to the product obtained by multiplying (a) the Area of the Premises, times (b) 1.0, times (c) the number of cents (including any fraction of a cent) by which the Labor Rate for such Operation Year exceeds the Base Labor Rate.

               5.12. If the Ground Rent for any calendar year in which occurs any part of the term of this Lease shall be more than the Ground Rent for the Ground Rent Base Year, Tenant shall pay as additional rent for such calendar year an amount equal to Tenant's Proportionate Share of the amount by which the Ground Rent for such calendar year is greater than the Ground Rent for the Ground Rent Base Year (such amount is hereinafter called the "Ground Rent Payment"). The Ground Rent Payment shall be payable by Tenant to Landlord within ten (10) days after receipt of a demand from Landlord therefor, which demand shall be accompanied by a statement showing Landlord's computation of the Ground Rent Payment."

        6. The amount in Section 16.3(a) and in Section 16.4 for the Electric Charge shall be $11,000.00 per annum for the Second Added Space.

        7. Provided that Tenant shall not then be in default of any of the terms and conditions of the Lease, Tenant shall receive a rental credit of (i) $9,533.33 per month for the period October 1, 1996 through September 30, 1997;
(ii) a rental credit of $9,533.33 per month for the months of December of 1997, January and February of 1998; and (iii) a rental credit of $10,633.33 per month for the months of November and December of 2002 and for the period of January 1, 2003 thru October 31, 2003.

               Tenant acknowledges that Landlord's agreement to provide to Tenant the rent credit provided in this paragraph 7 has been granted to Tenant as a material part of the consideration for Tenant's entering into this Agreement, timely paying the rentals reserved in the Lease and otherwise timely performing and observing the terms and conditions to be performed and observed by Tenant under the Lease. Accordingly, if after having received the benefit of all or any part of this rent credit, Tenant shall default in performing and observing the terms and conditions to be performed and observed by Tenant under the Lease, Landlord may, in addition to any other remedies Landlord may have under this Lease, at its option, elect that Tenant shall immediately become obligated to pay to Landlord all rent theretofore credited to Tenant pursuant to this paragraph 7. In addition, if this Lease shall be terminated pursuant to the provisions of Article 25 or Article 26, all rent credited to Tenant pursuant to this paragraph 7 and including the date of termination, shall, at Landlord's option, be deemed immediately due and payable.
        8. Tenant acknowledges that Landlord has entered into an agreement with McBride Corporate Real Estate ("McBride"), one of the brokers identified in paragraph 17 of this Agreement, which provides, among other things, that at the request of Landlord and McBride, one or more installments of the brokerage commission payable by Landlord to McBride shall be paid by Tenant, in consideration of which Tenant shall receive a rent credit in the amount of the payment made by Tenant to McBride on Landlord's behalf. Tenant agrees that if Landlord and McBride shall so request payment by Tenant of commissions payable by Landlord to McBride, Tenant shall make the requested payment and upon such payment shall be entitled to an unconditional and automatic rent credit equal to the amount of such payment, such credit to be provided to Tenant with respect to the rent installment payable for the month in which the payment by Tenant to McBride shall have been made.

        9. Landlord agrees that it shall cause the improvements to the Second Added Space to be constructed in accordance with detailed plans and specifications (walls, doors, ceiling, lighting, paint, carpet, HVAC, electrical, millwork, class E devices, etc., but excluding furniture, furnishings, office equipment, telephone equipment, etc.) prepared by and at the expense of Tenant in accordance with Article 13 of the Lease (the construction of such improvements herein, the "Tenant's Second Construction Work"); provided, however, that Landlord shall not be obligated to fund any part of the cost of the Tenant's Second Construction Work in excess of two hundred thousand dollars and no cents ($200,000.00)("Tenant Improvement Allowance Two"). Tenant shall submit complete, detailed architectural and mechanical drawings to Landlord within thirty (30) days of the execution of this Agreement for Landlord's review and comment as provided in Section 13.1. Tenant's architect shall be subject to Landlord's reasonable approval. Upon Landlord's approval of the detailed plans and specifications, Landlord shall seek competitive bids on the Tenant's Second Construction Work from reputable, responsible general contractors who shall comply with the requirements of the Lease, including the provisions of Section
13.3. Within five (5) days after receipt of the bids, Landlord and Tenant shall select for the performance of Tenant's Second Construction Work, the single qualified contractor which shall have submitted the lowest bid ("Bid"). If the total cost of the Tenant's Second Construction Work, based upon the accepted Bid exceeds the amount of the Tenant Improvement Allowance Two, then in such event, Tenant shall, within five (5) days of receipt of the bid, either pay the amount of the overage to Landlord ("Tenant Improvement Payment Two"), or revise the scope of the Tenant's Second Construction Work to achieve a cost less than the Tenant Improvement Allowance Two by revising the detailed plans and specifications so that Landlord may seek revised pricing from the acceptable contractor, which will be presented once more to Tenant for Tenant's reasonable acceptance of price. Notwithstanding that the amount of the Bid may be less than the amount of the Tenant Improvement Allowance Two, the Tenant Improvement Allowance Two shall remain at the amount of two hundred thousand dollars and no cents ($200,000.00). The difference between the amount of the Bid and the Tenant Improvement Allowance Two shall be deemed to be a fund which shall be the first sums used to pay for any additional Tenant Improvements requested by Tenant.

        Upon final acceptance of the Bid either at a price which does not exceed the Tenant Improvement Allowance Two, or upon revision of the scope of work or the payment of the Tenant Improvement Payment Two, as appropriate, Landlord will enter in to a contract or contracts with the contractor or contractors awarded the Tenant's Second Construction Work. Thereafter, work will commence under the direction of Landlord and Tenant's architect. Tenant agrees to cooperate with Landlord in causing the Tenant's Second Construction Work to be completed expeditiously.

        Landlord and Tenant recognize that during the course of construction of the Tenant's Second Construction Work, Tenant may desire to amend or revise the plans and specifications and scope of the work. If such amendments or revisions cause an increase in the project cost in excess of the Tenant Improvement
Allowance Two (as same may have been supplemented by the Tenant Improvement Payment Two), then the increase shall be payable by Tenant to Landlord upon Tenant's request to Landlord to issue a change order to the contractor for the revised scope of work. Landlord shall not be obligated to issue a change order until the payment for the cost thereof is received by Landlord.

        Upon the completion of Tenant's Second Construction Work, in the event the cost is less than the Tenant Improvement Allowance Two, Landlord will credit the difference to Tenant in the form of a rent credit, in a monthly amount not exceeding the monthly rent due hereunder, until the difference between the actual cost of the Tenant's Second Construction Work and the Tenant Improvement Allowance Two is met, once all invoices have been submitted to Landlord and paid and Landlord has been provided general releases and waivers of lien from all contractors, subcontractors and materialmen involved in the performance of Tenant's Second Construction Work and the materials furnished in connection therewith, and a certificate from Tenant's architect certifying that (i) in his or her opinion, Tenant's Second Construction Work has been completed in a good and workmanlike manner and completed in accordance with the final detailed plans and specifications as approved by Landlord, and (ii) all contractors, subcontractors and materialmen have been paid in full.

        10. Simultaneously with the execution of this Agreement, Tenant shall pay to Landlord as additional rent, two hundred thousand dollars and no cents ($200,000.00).

        11. Tenant covenants, represents and warrants that Tenant has had no dealings or negotiations with any broker or agent other than Cushman & Wakefield, Inc and McBride Corporate Real Estate, in connection with the consummation of this Agreement and Tenant covenants and agrees to pay, hold harmless and indemnify Landlord and Cushman & Wakefield, Inc, from and against any and all cost, expense (including reasonable attorneys' fees) or liability for any compensation, commissions or charges claimed by any other broker or agent other than Cushman & Wakefield, Inc and McBride Corporate Real Estate, with respect to this Agreement or the negotiation thereof.

        12. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against which enforcement of any waiver, change, modification or discharge is sought.

        13. Except as modified by this Agreement, the Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

                14. The covenants, agreements, terms and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease as hereby supplemented, their respective assigns.
   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                LANDLORD:
                CHRYSLER PROPERTIES INC


                By:   /s/ Michael R. Dillow
                Michael R. Dillow, Vice President


                TENANT:
                MERIT BEHAVIORAL CARE CORPORATION


                By:   /s/ Louis T. Haggis
                Louis T. Haggis, Vice President - Treasury Operations

                                 EXHIBIT A

                                 Floor Plan

            All areas, dimensions and conditions are approximate

                           [Diagram- Floor Plan]